SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, For Use of the
|X|   Definitive Proxy Statement Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               THE MONY GROUP INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value of transaction:

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      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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


                               [GRAPHIC OMITTED]

March 30, 2000

Dear Shareholder:

It is a pleasure to invite you to attend the 2000 Annual Meeting of Shareholders of The MONY Group Inc. The meeting will be held at The Walter Reade Theater at Lincoln Center, 165 West 65th Street (between Amsterdam Avenue and Broadway), New York City, on Wednesday, May 17, 2000, at 9:30 a.m., local time. The formal notice of the meeting, the proxy statement, and your proxy card are enclosed in this mailing.

At the meeting, you will be asked to elect directors and ratify the appointment of independent accountants.

Whether or not you plan to attend the Annual Meeting in person, we ask that you execute and return your proxy promptly, using the postage-paid envelope we have provided for your convenience. Also, you may submit your proxy by telephone or over the Internet if you wish. Please see the information included on the Proxy Card in this regard. Submitting your vote at this time will save your Company the cost of additional proxy solicitation.

Thank you for your continued support.

Sincerely,

/s/ MICHAEL I. ROTH                     /s/ SAMUEL J. FOTI
------------------------------------    -------------------------------------
Michael I. Roth                         Samuel J. Foti
Chairman and Chief Executive Officer    President and Chief Operating Officer

                               THE MONY GROUP INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 -------------

                                                1740 Broadway
                                                New York, New York 10019
                                                March 30, 2000

To The Shareholders:

The Annual Meeting of Shareholders of The MONY Group Inc. will be held at The Walter Reade Theater at Lincoln Center, 165 West 65 Street (between Amsterdam Avenue and Broadway), New York City, on Wednesday, May 17, 2000, at 9:30 a.m., local time, to consider and act upon:

      1. Election of five (5) directors for a term of three years, or until their successors are elected and qualified;

      2.    Ratification of the appointment of independent accountants; and

      3. Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record as of the close of business on March 20, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. SHAREHOLDERS ARE REMINDED THAT SHARES CANNOT BE VOTED UNLESS THE SIGNED PROXY CARD IS RETURNED, THE PROXY IS SUBMITTED BY TELEPHONE OR THE INTERNET, THE SHARES ARE VOTED IN PERSON, OR OTHER ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.


                                      By Order of the Board of Directors


                                      /s/ LEE M. SMITH
                                      ---------------------------------------
                                      Lee M. Smith
                                      Corporate Secretary and Vice President,
                                      Government Relations

                                ---------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 17, 2000

                                ---------------


                                  INTRODUCTION

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation by the Board of Directors of The MONY Group Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company on Wednesday, May 17, 2000, at 9:30 a.m. at The Walter Reade Theater at Lincoln Center, 165 West 65th Street (between Amsterdam Avenue and Broadway), New York City, and at any adjournment thereof. The Company's Summary Annual Report for 1999, the Annual Report on Form 10-K for the year ended December 31, 1999 and this proxy material are being sent to shareholders beginning on or about March 30, 2000.

Shares represented by valid proxies will be voted at the Annual Meeting or any adjournment thereof in accordance with each shareholder's directions. Please vote by marking the appropriate boxes, signing, dating and returning the enclosed proxy card. If the card is signed and returned without direction, the shares will be voted as recommended by the Board. Alternatively, a proxy may be submitted by telephone or the Internet. Please follow the instructions on the enclosed proxy card if you wish to submit your proxy in this manner. A proxy may be revoked by a shareholder at any time before its use by filing written notice of revocation, by telephone or over the Internet, by submitting a subsequent proxy to the Secretary of the Company or by voting in person at the meeting.

Outstanding Stock and Voting Rights

The Company's Board of Directors has fixed the close of business on March 20, 2000 as the record date for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 47,238,328 shares of Common Stock. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name on the books of the Company on the record date on all business to come before the meeting. The presence of one-third of the Company's outstanding common shares in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Provided a quorum is present, directors will be elected by a plurality of the votes validly cast in the election and the vote of a majority of the shares of Common Stock represented in person or by proxy will be sufficient for the transaction of any other business properly brought before the Annual Meeting. Abstentions from voting, including broker non-votes, with respect to shares present at the Annual Meeting in person or by proxy will have no effect in determining whether a quorum is present or on the election of directors, but will have the effect of votes against any business other than the election of directors.

                  OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

Five Percent Shareholders

The Company has no information that any person beneficially owns more than 5% of its outstanding Common Stock except as reported on Schedule 13G filed with the Securities and Exchange Commission by Goldman, Sachs & Co. and certain affiliates pursuant to the Securities Exchange Act of 1934. The following table and notes have been prepared in reliance upon such filing for the nature of ownership and an explanation of overlapping ownership.

                                          Amount and Nature
     Name and Address of               of Beneficial Ownership    Percent of
      Beneficial Owner                Reported on Schedule 13G       Class
     -------------------              -----------------------     ----------

    The Goldman Sachs Group, Inc.
       85 Broad Street
     New York, NY 10004(1) ...............    3,914,720              7.7%

-------------
(1) Consists of 3,914,720 shares beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group"); 2,239,330 shares beneficially owned by GS Mezzanine Partners, L.P.; 1,202,463 shares beneficially owned by GS Mezzanine Partners Offshore, L.P.; 3,441,793 shares beneficially owned by GS Mezzanine Advisors, L.L.C.; 76,583 shares beneficially owned by Stone Street Fund 1997, L.P.; 37,194 shares beneficially owned by Bridge Street Fund 1997, L.P. and 113,777 shares beneficially owned by Stone Street 1997, L.L.C. Includes an aggregate of 3,555,570 shares issuable upon exercise of currently exercisable warrants held by GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1997, L.P., and Bridge Street Fund 1997, L.P. (collectively, the "Investors"), pursuant to the Investment Agreement (the "Investment Agreement"), dated as of December 30, 1997, by and among The Mutual Life Insurance Company of New York (now known as MONY Life Insurance Company) ("MONY Life"), MONY Financial Services Corporation (now known as The MONY Group Inc.) and the Investors. GS Group and Goldman Sachs each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.

Goldman Investment. On December 30, 1997, the Investors entered into the Investment Agreement pursuant to which: (i) the Investors purchased, for $115 million (the "Consideration"), surplus notes (the "MONY Notes") issued by MONY Life with an aggregate principal amount equal to the Consideration, and (ii) the Investors purchased, for $10.0 million, warrants (the "Warrants") to purchase from the Company (after giving effect to the initial public offering) in the aggregate 7.0% of the fully diluted Common Stock as of the first date following such effectiveness on which shares of Common Stock were first issued to policyholders (December 24, 1998) (the "Specified Date"). On March 8, 2000 MONY Life repurchased the MONY Notes from the Investors for an aggregate purchase price of $123,775,937.

      Standstill Agreement. Pursuant to the Investment Agreement, the Investors, for a period of five years following the Specified Date (the "Standstill Period"), subject to certain exceptions specified in the Investment Agreement, will not, and will cause their subsidiaries and any affiliates that own Warrants or Common Stock that was acquired upon exercise thereof not to, directly or indirectly, acquire, offer to acquire or agree to acquire any outstanding Common Stock other than pursuant to the Warrants or from an Investor or a subsidiary or affiliate of an Investor without the prior written approval of MONY Life. The foregoing provisions will terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock. The Company has agreed that, so long as the Investors, their subsidiaries and affiliates are subject to the provisions described in this paragraph, it will not take any action (including, without limitation, adoption of a shareholder rights plan) that would have the effect of imposing more stringent requirements on the Investors, their subsidiaries and affiliates than those contained in the Investment Agreement.

      Voting of Common Stock. The Investors have agreed that, subject to certain exceptions provided in the Investment Agreement, during the Standstill Period the Investors will, and will cause their subsidiaries and affiliates that acquire Common Stock upon exercise of Warrants to, vote all shares of Common Stock acquired upon exercise of Warrants owned by them either, at the option of the Company, in accordance with the recommendation of the Company's Board of Directors or in the same proportion as the holders of Common Stock who are not affiliated with either the Company or the Investors with respect to all matters properly presented for a vote of the holders of the Common Stock. The foregoing requirement will not apply and the Investors and their subsidiaries and affiliates may acquire Common Stock without regard to the restrictions contained in the Investment Agreement described above with respect to certain specified matters, including those that relate to: (i) any merger, consolidation or other business combination involving, or sale, lease, transfer or other disposition of substantially all the assets of, the Company, MONY Life or any Significant Subsidiary (as defined in the Investment Agreement); (ii) the approval of any amendment to the Company's Certificate of Incorporation or By-Laws; (iii) any matter that could result in any decrease in the percentage of the voting power represented by the aggregate voting power of all Common Stock and Common Stock issuable upon exercise of Warrants then owned by the Investors and their subsidiaries and affiliates; and (iv) any other matter (other than the election of directors) that in the good faith judgment of the Investors could adversely affect their interests as significant stockholders of the Company.

      The foregoing provisions shall terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock.

      Limitation on Sales of Common Stock and Warrants. The Investors have agreed that until the termination of the Standstill Period, they will not, and will cause their subsidiaries and affiliates that own Warrants or Common Stock that was acquired upon exercise of Warrants not to, sell, transfer or otherwise dispose of any Warrants or Common Stock that was acquired upon exercise of Warrants in a negotiated transaction (which for these purposes does not include an open market sale other than as a result of an offer to sell securities having aggregate voting rights of more than 3% of the voting rights on an as converted basis at any one time): (i) to any Person (as defined in the Investment Agreement) that is engaged in Life Insurance Business (as defined in the Investment Agreement) if, to the knowledge of the transferor, after giving effect to such transaction such Person would own an aggregate number of shares of Common Stock plus the number of shares of Common Stock issuable upon exercise of Warrants that is held by such Person that is equal to 3% or more of the fully diluted Common Stock at the time of such transaction without the prior written consent of the Company, or (ii) to any Person if, to the knowledge of the transferor, after giving effect to such transaction such Person would own an aggregate number of shares of Common Stock plus the number of shares of Common Stock issuable upon exercise of Warrants that is held by such Person that is equal to 5% or more of the fully diluted Common Stock at the time of such transaction without the prior written consent of the Company. The foregoing restriction will not apply to: (i) any transfers between or among the Investors, their subsidiaries and affiliates, or (ii) any widely distributed public underwritten offering. The foregoing provisions will terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock.

      Board Representation. Pursuant to the Investment Agreement, the Investors have been granted Board representation rights. The Company has agreed to use its best efforts to cause one of the persons proposed by the Investors to be elected to the Company's Board of Directors. Claude M. Ballard as such person has retired from the Company's Board of Directors on January 11, 2000. Mr. Ballard was a limited partner of The Goldman Sachs Group, L.P. The Investors have not proposed another nominee at this time.

      The Investors have agreed to not propose any person who: (i) at the time of such proposal is either a member of the board of directors or board of trustees or a senior officer of an entity engaged in the Life Insurance Business, or (ii) is not qualified to serve as a director pursuant to the By-Laws of the Company. The Investors' Board representation rights granted by the Investment Agreement will terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock.

      Registration Rights. Pursuant to the Investment Agreement the Company has entered into a registration rights agreement granting to the Investors and their subsidiaries or affiliates certain rights to registration under the Securities Act of 1933, as amended, with respect to the Warrants and all shares of Common Stock issuable upon exercise thereof (the "Registration Rights Agreement"). Subject to certain limitations, the Registration Rights Agreement provides that the Investors and their subsidiaries and affiliates have the right to make three demand registration requests ("Demand Registrations") of the Company and can make an unlimited number of requests for piggyback registrations (each, a "Piggyback Registration"). A Piggyback Registration will not relieve the Company of its obligations to effect Demand Registrations. The Company has agreed to pay all expenses with respect to any Demand Registration or Piggyback Registration other than any underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale by an Investor or any of their subsidiaries or affiliates of any securities so registered.

Directors and Executive Officers

Under the Plan of Reorganization (the "Plan of Reorganization") of MONY Life, all of the Company's directors and corporate officers and their family members and spouses are restricted, except under very limited circumstances, from acquiring any securities of the Company until November 11, 2000. As of March 20, 2000 the Company's directors and the executive officers as a group beneficially owned 10,125 shares (constituting less than 1%) of the Company's Common Stock outstanding.

Consistent with rules promulgated by the New York State Superintendent of Insurance, no director or corporate officer of the Company may acquire any securities of the Company except (i) pursuant to the acquisition of stock through the exercise of options granted pursuant to the Company's Stock Incentive Plan, which options are not exercisable until November 17, 2000, (ii) with respect to non-employee directors only, pursuant to the restricted stock awards, and (iii) from a registered broker dealer in ordinary brokerage transactions at the quoted prices on the date of purchase, commencing on November 11, 2000.

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 20, 2000 by each director and director nominee and the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities as of December 31, 1999 (the "named executive officers") and by all directors and executive officers as a group. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares shown in the table to be owned by that person.

   Name and Address of                Amount and Nature of     Percent
    Beneficial Owner                  Beneficial Ownership    of Class
   -------------------                --------------------    --------

Tom H. Barrett .....................          550**               *
David L. Call ......................          550**               *
Richard Daddario (1) ...............           84                 *
G. Robert Durham ...................          627**               *
James B. Farley ....................          550**               *
Samuel J. Foti (2) .................          587                 *
Robert Holland, Jr. (3) ............          717**               *
James L. Johnson ...................          573**               *
Frederick W. Kanner ................            0                --
Robert R. Kiley ....................          550**               *
Kenneth M. Levine ..................          157                 *
John R. Meyer ......................          550**               *
Jane C. Pfeiffer ...................          561**               *
Michael I. Roth (4) ................          435                 *
Thomas C. Theobald .................          616**               *
Victor Ugolyn ......................           36                 *
All directors and executive officers
  as a group (21 persons) (5) ......       10,125                 *

------------
* Number of shares listed represents less than one percent (1%) of the number of shares of Common Stock outstanding.
** Includes 550 shares granted under the Non-employee Directors Restricted Stock Award (the "Award"). Pursuant to the Plan of Reorganization, shares granted under the Award may not be voted until after December 16, 2000.
(1) Includes 77 shares owned by Patricia Daddario, Mr. Daddario's spouse. Mr. Daddario disclaims beneficial ownership of the shares owned by his spouse.
(2) Includes 165 shares owned by Mary Jane Foti, Mr. Foti's spouse. Mr. Foti disclaims beneficial ownership of the shares owned by his spouse.
(3) Includes 7 shares owned by WorkPlace Integrators. Mr. Holland controls WorkPlace Integrators.
(4) Includes 428 shares owned by the Michael I. Roth Irrevocable Trust, an irrevocable life insurance trust of which Mr. Roth's three children are beneficiaries. Mr. Roth disclaims beneficial ownership of the shares owned by the trust.
(5) Includes 699 shares of Common Stock for which beneficial ownership is disclaimed by certain executive officers.

                        PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors consists of three classes of directors: one class to hold office for a term expiring at the Annual Meeting of Shareholders to be held on May 17, 2000, another class to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2001, and another class to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2002, with the members of each class to hold office until their successors are duly elected and qualified. At each Annual Meeting of the Shareholders of the Company, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election.

Five directors will be elected at the Annual Meeting for terms ending in May 2003 or until their respective successors shall have been elected and qualified. All of the nominees are at the present time directors of the Company, whose current terms will expire at the 2000 Annual Meeting. If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any. The Board knows of no reason why any nominee will be unavailable or unable to serve.

Set forth below is information about each director nominee and each other director, including business positions held during at least the past five years, age, other directorships held and periods of service as a director of the Company and MONY Life.

The Board of Directors recommends that shareholders vote FOR the nominees named below.

TOM H. BARRETT, 69 -- Director Nominee

Mr. Barrett has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since July 1990. Mr. Barrett is a Partner in American Industrial Partners, a private investment partnership, since 1992. Mr. Barrett retired from The Goodyear Tire & Rubber Company in December 1993, after serving as Chairman of the Board, President & Chief Executive Officer of The Goodyear Tire & Rubber Company from April 1989 to July 1991 and President & Chief Executive Officer from December 1988 to April 1989. He serves on the board of directors of Air Products and Chemicals, Inc., A.O. Smith Corporation and Newell Rubbermaid, Incorporated.

DAVID L. CALL, 68 -- Director Nominee

Dr. Call has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since January 1993. Dr. Call joined the faculty of Cornell University in 1963. He became Dean of the College of Agriculture and Life Sciences in 1978. Dr. Call has been Dean Emeritus since his retirement in 1995. He serves as a small business consultant and is a director of Seneca Foods Corporation.

JAMES B. FARLEY, 69 -- Director Nominee

Mr. Farley has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since October 1988. Mr. Farley joined MONY Life as President and Chief Operating Officer in October 1988. He held the position of Chairman of the Board, Chief Executive Officer and President from April 1989 to January 1991, and Chairman and Chief Executive Officer from April 1991 to January 1993. From January 1993 to July 1993 he was Chairman of the Board and retired from MONY Life in January 1994. Prior to joining MONY Life in 1988, Mr. Farley was Chairman and Chief Executive Officer of Booz, Allen & Hamilton from 1972 to 1985 and Senior Chairman from 1985 to 1988. Booz, Allen & Hamilton is an international management and technology consulting firm. Mr. Farley serves on the board of directors of Ashland, Inc. and Harrah's Entertainment, Inc. and is a Trustee of the Forster Trust.

SAMUEL J. FOTI, 48 -- Director Nominee

Mr. Foti has been a Director of the Company since September l997** and is President and Chief Operating Officer of the Company. He is President and Chief Operating Officer (since February 1994) of MONY Life and has been a Director since January 1993. He is also President and Chief Operating Officer of MONY Life Insurance Company of America (since February 1994). Mr. Foti is a director of the following subsidiaries of MONY Life: MONY Life Insurance Company of America (since October 1989), MONY Brokerage, Inc. (since January 1990), MONY International Holdings, Inc. (since October 1994), MONY Life Insurance Company of the Americas, Ltd. (since December 1994) and MONY Bank & Trust Company of the Americas, Ltd. (since December 1994). He has also served as MONY Life's Executive Vice President (from January 1991 to February 1994) and Senior Vice

President (from April 1989 to January 1991). Mr. Foti has been with MONY Life for 11 years. Mr. Foti previously served on the board of directors of the Life Insurance Marketing and Research Association, where he served as Chairman from October 1996 through October 1997, and currently serves on the boards of Enterprise Group of Funds, Inc., Enterprise Accumulation Trust and The American College.

JANE C. PFEIFFER, 67  --  Director Nominee

Mrs. Pfeiffer has been a Director of the Company since August 1998*. She has also been a Director of MONY Life since November 1988. Mrs. Pfeiffer is an independent management consultant. Mrs. Pfeiffer serves on the board of directors of Ashland, Inc., International Paper Company and J.C. Penney Company, Inc. She is a trustee of the University of Notre Dame and a member of The Council on Foreign Relations.

The following directors serve for terms that expire in 2001:

ROBERT HOLLAND, JR., 59

Mr. Holland has been a Director of the Company since August 1998*. He has also been Director of MONY Life since May 1990. Mr. Holland is the owner and Chief Executive Officer of WorkPlace Integrators, an office furniture dealership in Southeast Michigan, since December 1996. Prior to that time, Mr. Holland was the President and Chief Executive Officer of Ben & Jerry's Homemade, Inc., an ice cream company, from February 1995 to October 1996, Chairman and Chief Executive Officer of Rokher-J, Inc., a business development services company, from 1991 to 1995, Chairman of the Board of Gilreath Manufacturing Company, a plastic injection molding manufacturing company, from 1990 to 1991 and Vice President of Business Development of Gilreath Manufacturing Company from 1988 to 1990. Mr. Holland serves on the board of directors of AC Nielsen Corporation, Henry Ford Health System, Tricon Global Restaurants, Inc., Trumark Inc. and Lexmark International, and he is on the Advisory Board of Boardroom Consultants.

ROBERT R. KILEY, 64

Mr. Kiley has been a Director of the Company since August 1998*. He has also been Director of MONY Life since November 1995. Mr. Kiley has been the President and Chief Executive Officer of the New York City Partnership and Chamber of Commerce, Inc. since May 1995. Mr. Kiley has been a Principal of Kohlberg & Co. since April 1994. Prior to that time, Mr. Kiley was President and Chief Executive Officer of Fischback Corp., an electrical and mechanical contracting company, from January 1991 to October 1994 and Chairman and Chief Executive Officer of the Metropolitan Transportation Authority of New York from November 1983 to December 1990. Mr. Kiley serves on the board of directors of the New York City Partnership and Chamber of Commerce, Inc.

MICHAEL I. ROTH, 54

Mr. Roth has been a Director of the Company since September 1997** and is Chairman and Chief Executive Officer of the Company. He is Chairman of the Board (since July 1993) and Chief Executive Officer (since January 1993) of MONY Life and has been a Director since May 1991. Mr. Roth is also a director of the following subsidiaries of MONY Life: MONY Life Insurance Company of America (since July 1991) and 1740 Advisers, Inc. (since December 1992). He has also served as MONY Life's President and Chief Executive Officer (from January 1993 to July 1993), President and Chief Operating Officer (from January 1991 to January 1993) and Executive Vice President and Chief Financial Officer (from March 1989 to January 1991). Mr. Roth has been with MONY Life for 11 years. Mr. Roth serves on the board of directors of the American Council of Life Insurance, The Life Insurance Council of New York, Enterprise Foundation (a charitable foundation which develops housing and which is not affiliated with the Enterprise Group of Funds), Metropolitan Development Association of Syracuse and Central New York, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust, Pitney Bowes, Inc., Lincoln Center for the Performing Arts Leadership Committee, Life Office Management Association, New York City Partnership and Chamber of Commerce, and Committee for Economic Development. He is also Chairman of the Board of Insurance Marketplace Standards Association.

THOMAS C. THEOBALD, 62

Mr. Theobald has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since May 1990. Mr. Theobald is a managing director of William Blair Capital Partners, L.L.C., a private equity group, since September 1994. Prior to that time, Mr. Theobald was Chairman of the Board of Continental Bank from August 1987 to August 1994. Mr. Theobald serves on the board of directors of Anixter International,

Inc., Xerox Corp., Jones Lang LaSalle, Inc., LaSalle US Realty Income and Growth Fund, Stein Roe Funds, AuditForce, Inc. and MacArthur Foundation.

The following directors serve for terms that expire in 2002:

G. ROBERT DURHAM, 71

Mr. Durham has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since June 1988. Mr. Durham retired from Walter Industries, Inc., a home building and financing, natural resources and industrial manufacturing company, in May 1996, after serving as Chairman of the Board and Chief Executive Officer from June 1991 to May 1996. Prior to that time, Mr. Durham held various executive management positions with Phelps Dodge Corporation, a mining company, serving as President, Chairman of the Board and Chief Executive Officer until his retirement in June 1989. He serves on the board of directors of The FINOVA Group, Inc., Amphenol Corporation and Earle M. Jorgensen Co.

JAMES L. JOHNSON, 72

Mr. Johnson has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since October 1986. Mr. Johnson is Chairman Emeritus of GTE Corporation, a telecommunications company, having served as Chairman and Chief Executive Officer from April 1988 to May 1992. Prior to that time, Mr. Johnson held various executive management positions with GTE Corporation. Mr. Johnson serves on the board of directors of CellStar Corporation, The FINOVA Group, Inc., Harte-Hanks Communications, Inc., Valero Energy Corp. and Walter Industries, Inc.

FREDERICK W. KANNER, 56

Mr. Kanner has been a Director of the Company since March 2000. He has also been a director of MONYLife Insurance Company since March 2000. Mr. Kanner is filling the vacancy created by the retirement of Claude M. Ballard and will complete Mr. Ballard's term. Mr. Kanner is a member of the firm of Dewey Ballantine LLP, an international law firm headquartered in New York City, since October 1976. Prior to that time, Mr. Kanner was an Associate at Dewey Ballantine LLP from September 1968 to September 1976. He serves on the Board of Trustees of the Lawyers' Alliance for New York and the Lawyers' Committee for Civil Rights Under Law.

KENNETH M. LEVINE, 53

Mr. Levine has been a Director of the Company since September l997** and is Executive Vice President and Chief Investment Officer of the Company since August 1998. He has also been a Director (since May 1994) and Executive Vice President (since February 1990) and Chief Investment Officer (since January
1991) of MONY Life. Mr. Levine is also a director of the following subsidiaries of MONY Life: MONY Life Insurance Company of America (since July 1991), MONY Series Fund, Inc. (since December 1991), 1740 Advisers, Inc. (since December
1989), MONY Benefits Management Corp. (formerly MONY Funding, Inc.) (since October 1991), MONY Realty Partners, Inc. (since October 1991) and 1740 Ventures, Inc. (since October 1991). He also served as MONY Life's Senior Vice President-- Pensions (from January 1988 to February 1990). Prior to that time, Mr. Levine held various management positions within MONY Life. Mr. Levine has been with MONY Life for 27 years.

JOHN R. MEYER, 72

Mr. Meyer has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since December 1972. Mr. Meyer is Professor Emeritus, Harvard University since January 1997. Prior to that time, Mr. Meyer was a Professor at Harvard University from July 1973 to January 1997. Mr. Meyer serves on the board of directors of AC Nielsen Corporation.

------------
* This Director was elected in anticipation of the demutualization of The Mutual Life Insurance Company of New York, the predecessor of MONY Life. Directors of MONY Life served as Trustees on the Board of Trustees of The Mutual Life Insurance Company of New York, the predecessor of MONY Life, prior to the demutualization for the period indicated.
** The Company was incorporated under the name MONYCO, Inc. on June 24, 1997, as a wholly owned subsidiary of MONY Life. This Director was appointed in connection with the original incorporation of the Company.

Director Retirement Policy

The Board of Directors will continue for its members the retirement policy adopted by MONY Life for its Board. Pursuant to that policy, directors serve until the attainment of age 70. The only exception to this policy is for directors who were elected as Board members of MONY Life prior to May 1, 1989, who are scheduled to retire on the first day of the month following the attainment of age 73. In addition, in order to maintain the continued guidance, leadership and expertise of the members of the Board of Directors during the initial period after the demutualization, directors scheduled to retire in 2000 will be able to serve an additional two years.

                          BOARD MEETINGS AND COMMITTEES

The Company's Board of Directors held nine meetings during 1999. Each Director attended at least 75% of the total number of meetings of the Board of Directors and the Committees on which he or she served during the year.

The Board of Directors has the following three standing committees.

Audit Committee. The Audit Committee is authorized to review the Company's financial condition and to review and approve the scope and results of the Company's outside audit, and the fees therefor, and to make recommendations to the Board of Directors concerning auditing and accounting matters and the selection of independent accountants. Its membership is restricted to Directors who are not employees of the Company or its affiliates. The members of the Committee are: Tom H. Barrett (Chairman), G. Robert Durham, James B. Farley, Robert R. Kiley, John R. Meyer and Thomas C. Theobald. The Committee met four times in 1999.

Human Resources Committee. The function of the Human Resources Committee is to oversee the administration of the Company's compensation plans and to make determinations with respect to compensation to officers, directors and employees of the Company; to nominate candidates for election by the shareholders to the Board of Directors or to fill vacancies on the Board of Directors; to recommend the establishment, authority, size and membership of committees of the Board of Directors; to evaluate the performance of executive officers of the Company; to recommend to the Board of Directors the selection and compensation of executive officers of the Company; and to recommend to the Board of Directors any plan to issue options to its officers and employees for the purchase of shares of stock. Its membership is restricted to Directors who are not employees of the Company or its affiliates. The members of the Committee are: James L. Johnson (Chairman), G. Robert Durham, James B. Farley, Robert Holland, Jr. and John R. Meyer. The Committee met three times in 1999.

Public Affairs Committee. The function of the Public Affairs Committee is to review policies, programs and practices that are consistent with the Company's social obligation to its employees, society and especially the communities of its major locations. The members of the Committee are: Jane C. Pfeiffer (Chairperson), David L. Call, Robert Holland, Jr., Robert R. Kiley and Thomas C. Theobald. The Committee met four times in 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of such forms, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers (the Company had no greater than 10% beneficial owners of its stock) were complied with for the year ended December 31, 1999.

                         EXECUTIVE OFFICER COMPENSATION

Executive Compensation Summary Table

The following table sets forth certain information concerning total compensation for services rendered in all capacities awarded or paid by MONY Life to the Company's Chief Executive Officer and the Company's "named executive officers" for services rendered to the Company during each of the last three fiscal years.

None of the officers listed below received any compensation during 1999 from the Company. All compensation received, earned or accrued by officers has been from MONY Life.

                                                                                Long-Term
                                                Annual Compensation           Compensation
                                          -----------------------------    ---------------------
           (A)                    (B)       (C)        (D)        (E)        (F)          (G)          (H)
                                                                                      Number of
                                                                                     Securities
                                                                 Other               Underlying
                                                                Annual       LTIP      Options      All other
                                           Salary     Bonus Compensation(1) Payouts(2) Granted(3) Compensation(4)
Name and Principal Position       Year      ($)        ($)        ($)         ($)         ($)          ($)
---------------------------       ----    -------    -------    -------    ---------    -------     -------
Michael I. Roth,                  1999    875,000    875,000    125,569    1,125,000    236,000     155,512
  Chairman of the Board and       1998    825,000    825,000    156,600    1,062,500         --     152,021
  Chief Executive Officer         1997    775,000    760,000    177,188      937,500         --     104,497

Samuel J. Foti,                   1999    655,000    600,000    113,681      750,000    150,000     113,311
  President and Chief             1998    625,000    500,000    118,465      937,500         --     111,757
  Operating Officer               1997    585,000    475,000    122,073      625,000         --      71,926

Kenneth M. Levine,                1999    450,000    425,000     54,010      375,000     85,000      71,679
  Executive Vice President        1998    435,000    350,000     67,528      562,500         --      70,080
  and Chief Investment Officer    1997    400,000    330,000     85,746      500,000         --      47,737

Richard Daddario,                 1999    375,000    325,000     51,386      375,000     85,000      69,667
  Executive Vice President        1998    350,000    256,000     54,613      437,500         --      50,384
  and Chief Financial Officer     1997    325,000    225,000     42,173      437,500         --      41,158

Victor Ugolyn,                    1999    450,000    425,000     26,443      225,000     23,500      65,011
  Chairman, President & Chief     1998    400,000    350,000     30,560      150,000         --      60,109
  Executive Officer, Enterprise   1997    350,000    300,000     28,618      156,250         --      35,586
  Capital Management, Inc.

------------
1. Includes payments to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, (i) for 1999 interest with respect to awards made for the 1994-1996 and the 1995-1997 performance cycles under Mony Life's Equity Share Plan in the amounts of $50,387, $30,979, $24,783, $19,726 and $7,156;
    for 1998 interest with respect to awards made for the 1993-1995 and 1994-1996 performance cycles under MONY Life's Equity Share Plan in the amounts of $60,274, $38,174, $34,060, $23,345 and $9,807; and for 1997
    interest with respect to awards made for the 1992-1994 and 1993-1995 performance cycles under MONY Life's Equity Share Plan in the amounts of $79,039, $52,334, $51,255, $31,616 and $11,438 and (ii) for 1999 automobile allowances (including tax costs related to such allowances) in the amounts of $53,260, $63,130, $28,437, $30,735, and $18,302; for 1998 automobile allowances (including tax costs related to such allowances) in the amounts of $60,329, $63,312, $32,529, $28,018; and $15,085 and for 1997 automobile allowances (including tax costs related to such allowances) in the amounts of $61,605, $55,649, $33,701, $9,894 and $16,280.

2. Includes 1999 awards under MONY Life's Equity Share Plan to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, with respect to the 1997-1999 performance cycle. The total amount is fully vested and will be paid in installment amounts of one third of the total over a three year period (2000 through 2002). Includes 1998 awards under MONY Life's Equity Share Plan to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, with respect to the 1996-1998 performance cycle. The total amount is fully vested and will be paid in installment amounts of one third of the total over a three year period (1999 through 2001). Includes 1997 awards under MONY Life's Equity Share Plan to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, with respect to the 1995-1997 performance cycle. The total amount is fully vested and will be paid in installment amounts of one third of the total over a three year period (1998 through 2000).

3. Options vest at the rate of 33 1/3% per year. No options are exercisable until November 17, 2000.

4. Includes 1999 payments to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) the part of premium paid by the Company for split dollar life insurance in the amounts of $70,512, $55,561, $31,679, $38,127 and $25,011, (ii) contributions to the Company's tax-qualified plans in the amounts of $5,508, $5,508, $8,000, $6,200 and $8,000, and (iii)
    contributions to the Company's non-qualified plan in the amounts of $79,492, $52,242, $32,000, $25,350 and $32,000. Includes 1998 payments to Messrs.
    Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) the part of premium paid by the Company for split dollar life insurance in the amounts of $72,771, $56,757, $31,830, $21,634 and $25,109, (ii) contributions to the
    Company's tax-qualified plans in the amounts of $5,508, $5,508, $8,000, $6,200 and $8,000, and (iii) contributions to the Company's non-qualified plan in the amounts of $73,742, $49,492, $30,250, $22,550 and $27,000.
    Includes 1997 payments to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) the part of premium paid by the Company for split dollar life insurance in the amounts of $29,497, $22,676, $12,737, $15,408 and $10,086, (ii) contributions to the Company's tax-qualified plans in the amounts of $5,392, $5,392, $8,000, $6,050 and $8,000, and (iii)
    contributions to the Company's non-qualified plan in the amounts of $69,608, $43,858, $27,000, $19,700 and $17,500.

Stock Incentive Plan

On August 14, 1998, the Company's Board of Directors adopted the MONY Life Holdings, Inc. 1998 Stock Incentive Plan (the "Stock Plan"). The purpose of the Stock Plan is to enable the Company to attract and retain employees who will contribute to the Company's long-term success by enabling such employees to participate in the long-term success of the Company through an equity interest in the Company.

The Stock Plan provides for the grant of options (including non-qualified and incentive stock options). The maximum number of shares of the Common Stock that may be issued from November 16, 1998 to November 15, 2004 under the Stock Plan is 5% of the total outstanding shares. Consistent with rules promulgated by the New York State Superintendent of Insurance, awards were granted by the Company after the first anniversary following the effective date of the Plan of Reorganization, which occurred on November 16, 1998. The following options were granted effective November 17, 1999:

                        Option Grants in Last Fiscal Year

                                     Individual Grants
                          ------------------------------------
                           Number of        % of
                          Securities   Total Options
                           Underlying    Granted to   Exercise                              Grant Date
                            Options     Employees in   Price                                 Present
Name                       Granted(1)   Fiscal Year  ($/sh)(2)       Expiration Date         Value(3)
----                      -----------  ------------- ---------      -----------------       ---------
Michael I. Roth .....       236,000        14.9%       $30.50       November 17, 2009       2,735,240
Samuel J. Foti ......       150,000         9.5%       $30.50       November 17, 2009       1,738,500
Kenneth M. Levine ...        85,000         5.4%       $30.50       November 17, 2009         985,150
Richard Daddario ....        85,000         5.4%       $30.50       November 17, 2009         985,150
Victor Ugolyn .......        23,500         1.5%       $30.50       November 17, 2009         272,365

------------
(1) Options vest at the rate of 33 1/3% per year. No options are exercisable until November 17, 2000.
(2) The exercise price is equal to the fair market value at the date of grant.
(3) These values were established using the Black Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during 1999 were in accordance with SFAS 123, as follows:
        (a) Expected Volatility - The one year daily volatility on the date of grant, November 17, 1999. The volatility was 34.04%.
        (b) Interest Rate - The rate available on the date of the grant for a Treasury security with a remaining term equal to the expected life. The rate was 6.18%.
        (c) Dividend Yield - The average annual dividend yield in calendar year the options were granted - 1.4%.
        (d) Expected Life - The expected life was 7 years calculated based on the historical practice.
        (e) Forfeiture Rate - Three percent annually for three years to account for vesting restrictions.

                        LONG-TERM INCENTIVE PLAN - AWARDS
                               FOR FISCAL YEAR 1999

                                                             Estimated Future Payouts
                                                        Under Non-Stock Price Based Plans
                                                        ---------------------------------
       (A)                   (B)              (C)           (D)        (E)        (F)
                                           Performance
                         Number of          or Other
                      Shares, Units or    Period Until
                        Other Rights(1)    Maturation    Threshold   Target     Maximum
Name                         ($)            or Payout       ($)        ($)        ($)
----                  -----------------   ------------   ---------  ---------  ---------
Michael I. Roth ......     17,000           1999-2001     510,000   1,700,000  4,250,000
Samuel J. Foti .......     12,000           1999-2001     360,000   1,200,000  3,000,000
Kenneth M. Levine ....      5,000           1999-2001     150,000     500,000  1,250,000
Richard Daddario .....      5,000           1999-2001     150,000     500,000  1,250,000
Victor Ugolyn ........      3,500           1999-2001     105,000     350,000    875,000

------------

(1) Under MONY Life's Equity Share Plan, MONY Life makes awards of equity share units to the named executive officers and other designated officers of MONY Life relative to the performance of MONY Life's peer companies. The awards are subject to a three-year performance cycle. In connection with the award of the equity share units, MONY Life establishes a schedule which assigns a value to an equity share unit depending on the cumulative earnings of MONY Life during the performance cycle. As soon as practicable after the end of each performance cycle, the value of an equity share unit is determined based on such cumulative earnings. The aggregate value of the equity share units awarded to each executive with respect to a performance cycle is paid in three annual installments. The first of such payments is made immediately after the determination of the value of the equity share units. The second and third installments are paid, with interest, in the two succeeding years.

Retirement Plan Information

The following table shows the estimated annual retirement benefits payable at normal retirement age (generally age 65) to a person retiring with the indicated final average pay and years of credited service on a straight life annuity basis, under the Retirement Income Security Plan for Employees of MONY Life (the "Retirement Plan"), as supplemented by the Excess Benefit Plan for MONY Life Employees (the "Excess Plan"), each as described below:

                                     Estimated Annual Benefits of Retirement
                                    With Indicated Years of Credited Service(1)
                       --------------------------------------------------------------------
Final Average Pay         10         15          20          25          30           35
-----------------      --------   --------    --------    --------    --------   ----------
$  350,000 .........   $ 48,720   $ 73,080    $ 97,440    $121,800    $146,160   $  170,520
$  700,000 .........   $101,220   $151,830    $202,440    $253,050    $303,660   $  354,270
$1,050,000 .........   $153,720   $230,580    $307,440    $384,300    $461,160   $  538,020
$1,400,000 .........   $206,220   $309,330    $412,440    $515,550    $618,660   $  721,770
$1,950,000 .........   $288,510   $432,765    $577,020    $721,275    $865,530   $1,009,785

------------

(1) Estimated retirement benefit described above does not include the value of the executive's "employer contribution account."

The annual retirement benefit under the Retirement Plan and the Excess Plan is generally equal to the product of (a)(i) a percentage of an executive's "final average pay" in excess of his or her "covered compensation" (i.e., the average of the social security taxable wage base for the 35 years up to the date the executive attains social security retirement age), plus (ii) a percentage (depending upon the executive's social security retirement age) of the executive's "final average pay" not in excess of his or her "covered compensation," and (b) the executive's years of credited service up to 35. "Final average pay" is defined as the highest average annual "compensation" of an executive for any 36 consecutive months in the 120 months of service prior to the executive's retirement. "Compensation" used to determine the retirement benefit under the Retirement Plan and the Excess Plan consists of the salary paid to an executive, including incentive compensation and salary deferrals pursuant to Section 125 and Section 401(k) plans and Deferred Compensation Plan for Key Employees, but excluding expense and tuition reimbursement, amounts payable under the Equity Share Plan, fringe benefits, group life insurance premiums, moving expenses, prizes, hiring and referral bonuses, and disability payments. Such "compensation" is generally the same as the compensation reflected in columns (c) and (d) of the Summary Compensation Table. The Excess Plan is designed to provide benefits which eligible employees would have received under the Retirement Plan but for limits applicable under the Retirement Plan. The estimated "final average pay" of Messrs. Roth, Foti, Levine, Daddario and Ugolyn under the Retirement Plan and the Excess Plan as of December 31, 1999 (assuming retirement as of such date) is $1,595,000, $1,080,000, $755,000, $573,667 and $670,000, respectively, and the estimated years of credited service under the Retirement Plan and the Excess Plan as of such date for each of such named executive officers is 11, 11, 27, 10 and 9 years, respectively.

Employment and Change in Control Agreements

MONY Life has entered into employment agreements (the "Employment Agreements") with each of Messrs. Roth, Foti, Levine and Daddario. The current terms of the Employment Agreements are effective through December 31, 2000, and will automatically be extended for successive one-year terms unless MONY Life gives notice to the executive (within the period specified in the Employment Agreements) that it will not renew the Employment Agreement for another term.

The Employment Agreements provide that the current base compensation of each executive will be adjusted in accordance with MONY Life's regular administrative practices generally applicable to its senior executives. Under the Employment Agreements, each executive will participate in MONY Life's Annual Incentive Compensation Plan and Equity Share Plan, will be entitled to participate in other incentive compensation plans and any employee benefit plans and programs generally available to senior executives of MONY Life, and will be entitled to perquisites and fringe benefits generally available to officers of their respective ranks at MONY Life.

The Employment Agreements prohibit the executives from engaging in or advising, either directly or indirectly, any business which is substantially competitive with any business then actively conducted by MONY Life during the term of their employment and for a six-month period following termination. The executives are also prohibited from soliciting, either directly or indirectly, any person employed by MONY Life for one year following the termination of their employment, and are prohibited from divulging confidential information relating to MONY Life.

The Employment Agreements provide that MONY Life will have the right at any time to terminate any executive's employment, and that any executive will have the right at any time to terminate his employment with MONY Life. Under the Employment Agreements, MONY Life will provide an executive with the following benefits in the event of termination by MONY Life other than for cause (as defined in the Employment Agreements) or by the executive for good reason (as defined in the Employment Agreements): (i) a lump-sum payment in an amount equal to (a) two times the executive's annual base compensation in effect on the date of termination, in the case of Messrs. Roth, Foti and Levine, or (b) one time the executive's annual base compensation in effect on the date of termination, in the case of Mr. Daddario reduced in all cases by any severance payments made to the executive under any other employment contract or severance arrangement with MONY Life; (ii) any incentive compensation earned with respect to the calendar year immediately preceding the termination date but not yet paid, and incentive compensation with respect to the calendar year in which the termination date occurs, in each case in an amount determined by the Chief Executive Officer (or, in the case of the Chief Executive Officer, by the Board of Directors) which will be not less than 50% of the executive's base compensation; (iii) at the discretion of the Chief Executive Officer, the value of the perquisites to which the executive is entitled immediately before the termination date and such other items as the Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board of Directors) will determine; and
(iv) title to any MONY Life-furnished automobile. In addition, MONY Life will keep in effect, for the life of the executive whose employment is terminated other than for cause or good reason, the split-dollar life insurance policy maintained for the executive immediately prior to termination, with MONY Life and the executive retaining their respective obligations to pay premiums in accordance with the terms of the policy.

MONY Life has also entered into change in control employment agreements (collectively, the "Change in Control Agreements") with each of Messrs. Roth, Foti, Levine, Daddario and Ugolyn and other executive officers of MONY Life, the provisions of which become effective if and when there is a Change in Control (as defined below) of MONY Life. The current terms of the Change in Control Agreements are effective through December 31, 2001, and will be automatically renewed for successive one-year terms unless MONY Life gives notice to the executive (within the period specified in the Change of Control Agreements) that it will not extend the expiration date. If a Change in Control occurs, the expiration date is automatically extended to the third anniversary of the last day of the month in which the Change in Control occurred.

The Change in Control Agreements provide that the executives will continue to receive base compensation at a rate not less than the rate in effect immediately prior to the Change in Control, and that base compensation will be increased in accordance with the regular administrative practices in effect immediately prior to the Change in Control. The agreements further provide that the executives will be entitled to perquisites and fringe benefits equal to those attached to their positions immediately prior to the Change in Control, will continue to be full participants in all incentive compensation plans and all employee benefit plans and programs for senior executives in effect immediately prior to the Change in Control, and will be entitled to participate in any other incentive compensation plans and employee benefit plans and programs generally available to senior executives of MONY Life.

The Change in Control Agreements provide that MONY Life will have the right at any time to terminate the executive's employment, and that the executive will have the right at any time to terminate his employment with MONY Life. Under the Change in Control Agreements, MONY Life will provide the executive with the following benefits in the event of termination by MONY Life other than for cause (as defined in the Change in Control Agreements) or by the executive for good reason (as defined in the Change in Control Agreements): (i) a lump-sum payment in an amount equal to three times the sum of (a) the executive's annual base compensation in effect on the date of termination and (b) the executive's average annual bonus over the preceding three fiscal years, such sum being reduced by any severance payments made to the executive under any other employment contract or severance arrangement with MONY Life; (ii) any incentive compensation payments awarded for a year prior to the year in which the termination date occurs but not paid as of the termination date; (iii) a specified pro rata portion of the bonus under MONY Life's Annual Incentive Compensation Plan that would have been earned for the year in which the termination date occurs; (iv) all amounts payable as of the termination date in accordance with the terms of MONY Life's Equity Share Plan (including all awards under any uncompleted three-year cycle thereunder); (v) in addition to all other amounts otherwise payable to the executive under the Retirement Income Security Plan and the Investment Plan Supplement, an amount equal to the aggregate present value of the retirement benefits that would have been payable to the executive under MONY Life's Retirement Income Security Plan, Investment Plan Supplement and Excess Benefit Plan, had his employment not been terminated; (vi) an amount equal to the aggregate present value of the additional costs that would have been incurred by MONY Life for medical and dental benefits, retiree medical benefits, and spouse or survivor's income benefits if the executive's employment had not been terminated; and (vii) continued coverage under various disability and life insurance programs.

In the event of the death or disability (as defined in the Change in Control Agreements) of the executive, the Change in Control Agreements provide that the executive (or his representative) will be entitled to receive (i) amounts owed to the executive through his effective date of termination, and (ii) a specified pro rata portion of all awards under MONY Life's Equity Share Plan and Annual Incentive Compensation Plan.

The Change in Control Agreements also provide that, to the extent any payments to the executives would be subject to "golden parachute" excise taxes under
Section 4999 of the Code, the executives will receive "gross-up" payments in order to make them whole with respect to such taxes and any related interest and penalties.

For purposes of the Change in Control Agreements, a "Change in Control" is defined generally to include an acquisition of 20% or more of the voting stock of the Company, a change in the majority of the members of the Board of Directors that is not supported by two-thirds of the incumbent directors, approval by the shareholders of a merger or reorganization in which the Company shareholders do not own at least 80% of the resulting entity, a sale of all or substantially all of the assets of the Company or MONY Life, a dissolution of the Company or MONY Life or adoption by the Board of Directors of a resolution to the effect that any person has acquired effective control of the Company or MONY Life.

                           COMPENSATION OF DIRECTORS

Cash Compensation

All Directors of the Company are also directors of MONY Life. For serving on the Board of Directors of MONY Life, each director who is not an employee of the Company ("non-employee director") receives an annual retainer fee of $40,000. No additional retainer fee is paid for service on the Board of Directors of the Company. In addition, each such director also receives a meeting fee of $1,500 for each meeting of the Company's Board or MONY Life's Board attended. Additionally, each such director receives an annual retainer fee of $3,500 per committee on which such director serves as a member and each such member receives a meeting fee of $1,000 for each committee meeting attended. The chairperson of each committee receives an additional annual retainer fee of $1,500. For each joint meeting of the Company's Board and MONY Life's Board (or committees), non-employee directors receive only one meeting fee and also only one annual Committee or Chairperson retainer fee. The directors may defer all or part of their compensation as directors until retirement from the Board.

Non-Employee Director Restricted Stock Grants

Pursuant to the Plan of Reorganization, the Board of Directors granted restricted stock to non-employee directors of the Company on January 11, 2000. The purpose of the grants was to provide stock-based compensation to non-employee directors of the Company in order to encourage a high level of director performance and to provide non-employee directors with a proprietary interest in the Company's success.

The Board of Directors has discretion in determining the number of shares subject to each grant of restricted stock, provided that the fair market value (valued on the date of grant) of all shares granted to each non-employee director during any calendar year does not exceed the lesser of (i) one-half of the directors' fees earned by such non-employee director for the immediately preceding calendar year and (ii) $15,000, rounded upward to the nearest whole share. Grants of restricted stock must be in lieu of cash payment of directors' fees equal in amount to the fair market value of the restricted stock granted. Each grant of restricted stock vests, based on the continued service of the grantee on the Board of Directors, in three approximately equal installments on each of the first three anniversaries on the date of grant thereof. In the event of the termination of the service on the Board of Directors of a grantee by reason of disability or death, any restricted stock previously granted to such grantee will continue to vest as if the grantee's service had not terminated. In the event of termination of service on the Board of Directors of a grantee for any reason other than disability or death, any unvested restricted stock will be forfeited.

Additionally, the Board of Directors must obtain the prior approval of the New York State Superintendent of Insurance prior to making any additional grants of restricted stock to non-employee directors until November 16, 2003, the fifth anniversary of the effective date of the Plan of Reorganization.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the Report of the Human Resources Committee of The MONY Group Inc.'s Board of Directors (the "Committee"), describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the fiscal year ended December 31, 1999. All Officers are compensated as employees of MONY Life. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Committee presently consists of Messrs. Durham, Farley, Holland, Johnson and Meyer, none of whom is an officer or employee of the Company, MONY Life or their affiliates. As part of its duties, the Committee is responsible for making determinations with respect to executive compensation and overall compensation policy, as well as for oversight and administration of the Incentive Compensation Plan, Long-Term Equity Share Plan and Stock Incentive Plan. This report discusses the executive compensation determinations made by the Committee with respect to the 1999 compensation of the Company's executive officers (including all named executive officers) during 1999. The compensation determinations described below were ratified by the Board of Directors of the Company.

Executive Compensation Philosophy

In general, the executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short and long-term strategic goals, to link executive compensation and shareholder interests through Company performance and equity-based plans, and to recognize individual contributions to Company performance.

The Committee is assisted from time to time by compensation consulting firms which supply the Committee with statistical data and other executive compensation information to permit the Committee to compare the Company's compensation against levels and programs at other companies selected as peers and at a much broader spectrum of organizations with which the Company competes for executive talent. The companies selected for compensation comparison purposes are not necessarily the same companies which comprise the Standard & Poor's Insurance (Life/Health)-500 Index selected for the Performance Graph appearing subsequently in this Proxy Statement. In order to attract qualified executives in certain operational areas, it is sometimes necessary to compete with banks and other financial services institutions.

Compensation for the Company's executive officers consists of three principal elements: base salary, annual incentive and long-term incentive, including stock incentives. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability.

Base Salary

Base salaries of executive officers are compared against the broad middle range of the companies with which the Company competes for those positions. The Company's policy is generally not to increase base salaries for executive officers annually, except to reflect promotions, increased levels of responsibility and competitive pay levels.

Annual Incentive

Annual incentive bonuses paid to executive officers under MONY Life's Incentive Compensation Plan are a significant element of the executive compensation program. The Incentive Compensation Plan is designed to reward management for the achievement of corporate goals and individual performance in achieving such goals, as well as to compensate management on the basis of the Company's financial results. Annual bonuses under the Incentive Compensation Plan are initially based on actual performance measured against four "key financial measures" and eight qualitative goals. For the 1999 bonus year, these measures and goals were (i) Revenue Generation, which includes life annualized premiums and accumulation assets raised, (ii) GAAP Earnings, (iii) Expense Profile, and
(iv) the qualitative goals, which are specific performance objectives set for the Company as a whole. The Human Resources Committee reserves the right to make adjustments as it deems appropriate in its sole discretion.

Each year, the Human Resources Committee assigns a relative weight to the four "key financial measures" to determine the portion of the annual bonuses represented by each measure. In addition, "minimum," "target" and "maximum" levels are set for each of the financial measures and the qualitative goals are rated as "outstanding," "good" or "satisfactory." Bonuses under the Incentive Plan are reviewed and approved by the Human Resources Committee for payment during the year subsequent to the year in which the bonus is earned.

Award opportunities under the Incentive Compensation Plan for 1999 performance were funded at above target levels. The Company's annualized life premium goal was met below target. The Company met or exceeded its financial goals related to accumulation assets raised, GAAP Earnings, and Expense Profile.

Long-Term Incentive

Long-term incentives for the Company's executive officers are provided pursuant to MONY Life's Equity Share Plan (the "Equity Share Plan"). The number of equity shares is awarded in the first quarter of each year for the succeeding three-year period. The number of shares awarded is determined by the executive's level, job scope, contribution and competitiveness with regard to the external market.

Under the Equity Share Plan, the Company makes awards of equity share units to the named executive officers and other designated officers of the Company relative to the performance of the Company's peer companies. The awards are subject to a three-year performance cycle. In connection with the award of the equity share units, the Company establishes a schedule which assigns a value to an equity share unit depending on the cumulative earnings of the Company during the performance cycle. As soon as practicable after the end of each performance cycle, the value of an equity share unit is determined based on such cumulative earnings. The aggregate value of the equity share units awarded to each executive with respect to a performance cycle is paid in three annual installments. The first of such payments is made immediately after the determination of the value of the equity share units. The second and third installments are paid, with interest, in the two succeeding years.

For the performance period under the Equity Share Plan commencing on January 1, 1997 and ending on December 31, 1999 the measurement goal established was based on MONY Life's cumulative GAAP Earnings. In addition, a threshold requirement that the pre-tax returns on statutory surplus during the three-year cycle average at least 14% was included. Cumulative GAAP earnings over the three-year period exceeded the plan. The average return on statutory surplus during the three-year cycle exceeded the requirement. Consequently, according to the terms of the Equity Share Plan, the Committee approved a value of $150 per share.

In March 1999, the Committee established cumulative earnings per share goals under the Equity Share Plan for the three-year performance period from January 1, 1999 to December 31, 2001. Pursuant to the terms of the Equity Share Plan, payments for this performance period may not be made until early 2002 and then only in the event certain goals with respect to earnings are satisfied.

The Committee also granted stock options under the Company's 1998 Stock Incentive Plan. See "Executive Officer Compensation Stock Incentive Plan" above.

Chief Executive Officer Compensation

Mr. Roth became Chief Executive Officer in 1993. Mr. Roth's annual base salary was increased by 6% from $825,000 to $875,000 in March 1999. The Committee determined that this increase would bring Mr. Roth's annual base salary to a competitive level for the peer company market, based on statistical data obtained from the compensation consulting firms utilized for the named executive officers. According to the terms of the Incentive Compensation Plan, the Committee determined for the 1999 performance year that Mr. Roth should receive incentive compensation of $875,000. The Committee feels that under Mr. Roth's direction MONY Life accomplished a successful first year as a publicly owned company. The company experienced growth in mutual fund and protection products (though protection figures fell below target), and the company met or exceeded it's financial goals related to GAAP Earnings, and Expense Savings.

In 1997, Mr. Roth was awarded 7,500 equity shares under the Equity Share Plan. For the performance period under the Equity Share Plan commencing on January 1, 1997 and ending on December 31, 1999 the measurement goal established was based on MONY Life's cumulative GAAP Earnings. In addition, a threshold requirement that the pre-tax returns on statutory surplus during the three-year cycle average at least 14% was included. Cumulative GAAP earnings over the three-year period exceeded the plan. The average return on statutory surplus during the three-year cycle exceeded the requirement. Consequently, according to the terms of the Equity Share Plan, the Committee approved a value of $150 per share. In March 2000, Mr. Roth received the first installment on these shares in the amount of $375,000. The second and third installments are paid, with interest, in the two succeeding years.

In March 1999, the Committee awarded Mr. Roth 17,000 equity shares under the Equity Share Plan. Cumulative GAAP earnings per share goals were established by the Committee under the Equity Share Plan for the three-year performance period from January 1, 1999 to December 31, 2001. Pursuant to the terms of the Equity Share Plan, payments for this performance period may not be made until early 2002 and then only in the event certain goals with respect to earnings are satisfied.

Compensation Deduction Limitation

Section 162(m) of the Internal Revenue Code imposes a limitation on the tax deductibility of certain compensation paid by a publicly held corporation to its top five executive officers for whom compensation is reported in its annual proxy statement. A special transition rule applies under Section 162(m) for newly public companies that exempts from this limit any compensation paid under plans and arrangements disclosed in the initial public offering prospectus. The Human Resources Committee believes that the Company's principal compensation plans for the Company's executive officers are currently covered by this exemption and, thus, does not expect a material loss of tax deduction (if any) as a result of Section 162(m).


Respectfully submitted,

                                    HUMAN RESOURCES COMMITTEE OF
                                    THE BOARD OF DIRECTORS

                                          James L. Johnson, Chairman
                                          G. Robert Durham
                                          James B. Farley
                                          Robert Holland, Jr.
                                          John R. Meyer

Performance Graph

The graph set forth below shows the cumulative total return to holders of the Company's Common Stock from November 11, 1998 to December 31, 1999, computed by dividing (X) the difference between the price per share at the beginning and end of such period by (Y) the share price at the beginning of such period, and compares such return to the performance at the beginning and end of such period of the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Life/Health)-500 Index. The graph assumes $100 invested on November 11, 1998 in the Company's Common Stock (at $23.50 per share), the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Life/Health)-500 Index. The return for the Company's Common Stock and both Standard & Poor's indices assumes reinvestment of all dividends for the period.

                             CUMULATIVE TOTAL RETURN

             Based on investment of $100 beginning November 11, 1998

                               [GRAPHIC OMITTED]



------------------------------------------------------------------------------------------------------------------------------------
                                                                    INDEXED RETURNS
               Base                                                  Quarter Ending
Company/      Period
  Index      11/11/98  11/98  12/98   01/99   02/99   03/99   04/99   05/99   06/99   07/99   08/99   09/99   10/99   11/99   12/99
--------     --------  -----  -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
THE MONY
  GROUP INC.     100  131.65  133.24  119.15  107.71  106.28  113.22  118.03  139.82  131.78  119.99  124.17  135.46  126.86  125.95
S&P 500 INDEX    100  103.95  109.94  114.54  110.98  115.42  119.89  117.05  123.55  119.69  119.10  115.84  123.17  125.67  133.07
INSURANCE
  (LIFE/
  HEALTH)-500    100  106.54  111.12  109.03  107.80  108.26  112.76  112.35  113.21  111.66   98.42   85.94  102.89   97.12   95.56
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                                               ANNUAL RETURN PERCENTAGE
                                                                    Quarter Ending

Company/Index          11/98  12/98    01/99   02/99   03/99  04/99  05/99   06/99   07/99   08/99  09/99  10/99   11/99   12/99
-------------          -----  -----    -----   -----   -----  -----  -----   -----   -----   -----  -----  -----   -----   -----
THE MONY GROUP INC.    31.65   1.21   -10.58   -9.60   -1.33   6.53   4.25   18.46   -5.75   -8.94   3.48   9.09   -6.35   -0.72
S&P 500 COMP-LTD        3.95   5.76     4.18   -3.11    4.00   3.87  -2.36    5.55   -3.12   -0.49  -2.74   6.33    2.03    5.89
INSURANCE
  (LIFE/HEALTH)-500     6.54   4.31    -1.89   -1.12    0.42   4.16  -0.36    0.76   -1.36  -11.86 -12.68  19.72   -5.61   -1.61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Goldman, Sachs & Co. has from time to time performed investment banking services for the Company, including serving as one of the representatives of the underwriters of the Company's initial public offering and for the Company's issuance on March 8, 2000 of $300,000,000 aggregate principal amount of 8.30% Senior Notes due March 15, 2010 (the "Senior Notes"). Claude M. Ballard, a director of the Company until his retirement on January 11, 2000, was a Limited Partner and consultant at The Goldman Sachs Group, L.P., an affiliate of Goldman, Sachs & Co. On March 8, 2000 MONY Life repurchased all of the MONY Notes from Goldman Sachs and certain of its affiliates for an aggregate purchase price of $123,775,937. The Company paid Goldman, Sachs & Co. underwriting fees and expenses of $107,668 in February 1999 in connection with the initial public offering. The Company paid the various underwriters in connection with its public offering of Senior Notes in March 2000 underwriting fees and expenses equal to 0.65% per Senior Note, a portion of which was paid to Goldman, Sachs & Co.

Mr. Kanner, a director, is a member of the law firm of Dewey Ballantine LLP, which has in the past provided, and is expected in the future to provide, legal advice and services to the Company.


     PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

On February 22, 2000 the Board of Directors, on the recommendation of the Audit Committee, appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") independent accountants to audit and report on the consolidated financial statements of the Company for 2000. PricewaterhouseCoopers has audited and reported on the consolidated financial statements of the Company for 1999.

Although ratification of the appointment of PricewaterhouseCoopers by the shareholders is not required, the Board of Directors has determined that it is desirable to request ratification of such appointment. If ratification is not obtained, the Board of Directors will reconsider the appointment.

The Board of Directors recommends that shareholders vote FOR this proposal.

The Company has been advised that representatives of PricewaterhouseCoopers will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

                                  OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are presented for action and come before the meeting, it is intended that the persons named as proxies on the proxy card will vote on such matters in accordance with their best judgment. A list of shareholders entitled to vote at the meeting will be available 10 days before the date of the meeting at the Company's headquarters during ordinary business hours.

                            EXPENSES OF SOLICITATION

The Company will bear the cost of soliciting proxies from its shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the directors, officers and employees of the Company or its subsidiaries. The Company has engaged D. F. King to assist in soliciting proxies for a fee of approximately $100,000 plus reasonable out-of-pocket expenses.

                       2001 ANNUAL MEETING OF SHAREHOLDERS

The 2001 Annual Meeting of Shareholders is scheduled to be held on Wednesday, May 16, 2001. The Board is empowered by the By-Laws of the Company to change the time of the meeting.

Proposals of shareholders must be received by the Company no later than November 30, 2000 to be eligible for inclusion under the rules of the SEC in the Company's proxy materials for the 2001 Annual Meeting of Shareholders and must comply with such rules.

Under the Company's By-Laws, proposals of shareholders not included in the proxy materials may be presented at the 2001 Annual Meeting of Shareholders only if the Company's Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to March 30, 2001, the first anniversary of the proxy statement in connection with the 2000 Annual Meeting of Shareholders (subject to exceptions if the 2000 Annual Meeting is advanced by more than 30 days and the proposal is a proper one for shareholder action).

Shareholders wishing to suggest candidates to the Company's Human Resources Committee for consideration as possible nominees as directors may submit names and biographical data to the Secretary of the Company.

The Company's By-Laws also require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received by the Secretary at least sixty days but not more than ninety days prior to March 30, 2001, the first anniversary of the proxy statement in connection with the 2000 Annual Meeting of Shareholders (subject to exceptions if the 2000 Annual Meeting of Shareholders is advanced by more than 30 days). The notice must present certain information concerning the nominees and the shareholders making the nominations. The Secretary must receive a statement of any nominee's consent to serve as a Director if elected.


                                    By Order of the Board of Directors


                                    /s/ LEE M. SMITH
                                    ---------------------------------------
                                    Lee M. Smith
                                    Corporate Secretary and Vice President,
                                    Government Relations



March 30, 2000

You may access information on-line about The MONY Group Inc. 24 hours a day. Visit the Company's World Wide Web site at www.mony.com for investor information, including access to information about shares of The MONY Group Inc. held in your account at the transfer agent.

         THE MONY GROUP INC.'S SHAREHOLDER PROXY HOTLINE IS AVAILABLE TO
          SERVE YOU WEEKDAYS FROM 8:00 A.M. TO 9:00 P.M., AND SATURDAY
                    FROM 8:00 A.M. TO 3:30 P.M. EASTERN TIME.

         U.S. AND CANADIAN SHAREHOLDERS CALL (TOLL FREE) 1-800-659-6590.

                  SHAREHOLDERS FROM OUTSIDE THE U.S. AND CANADA
                         CALL COLLECT 001-212-269-5550.

Excerpt from annual report to security holders.

Vote your proxy over the internet. Go to www.eproxyvote.com/mny to cast your vote. Simply follow the step-by-step instructions.

[X] Please mark your
    votes as in this
    example.

The Board of Directors recommends a vote FOR proposals 1 and 2.

SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

1. Election of Directors (see reverse)

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

   FOR     WITHHELD

   [ ]         [ ]

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.


   FOR     AGAINST       WITHHELD

   [ ]       [ ]            [ ]

Please use the reverse side for change of address or comments. Put an X in this box if you have written on the reverse side.

-------------------------------------------------------------

SIGNATURE: Please sign exactly as your name or names appear above. If more than one owner, all shareholders must sign. When signing as an attorney, executor, officer, trustee, or guardian, please give your full title as such.

-----
DATE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Dear Shareholder:

The MONY Group Inc. encourages you to take advantage of new and convenient ways by which you can submit your proxy. You can submit your proxy electronically over the Internet or the telephone. This eliminates the need to return the proxy card.

To submit your proxy electronically, you must use the control number (printed in the box above, just below the perforation) as well as your social security number for this account.

   To submit your proxy over the Internet:

   o Log on to the Internet and go to the web site http://www.eproxyvote.com/mny

   To submit your proxy by telephone:

   o Using a touch-tone telephone, U.S. and Canadian shareholders may dial 1-877-779-8683. From outside the U.S. and Canada, shareholders may dial 001-201-536-8073. Both telephone numbers can be called 24 hours a day, 7 days a week.

If you choose to submit your proxy over the Internet or by telephone, there is no need for you to mail back your proxy card.

Also, if you have any questions or need assistance in voting, U.S. and Canadian shareholders please call 1-800-659-6590. Shareholders calling from outside the U.S. and Canada please call collect 001-212-269-5550.


                Your vote is important. Thank you for voting.

c/o Equiserve Trust Company N.A.
PO Box 8222
Edison, NJ 08818-8222

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders on May 17, 2000

Lee M. Smith and John R. McFeely, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all stock of The MONY Group Inc. owned on the record date by the undersigned at the Annual Meeting of Shareholders to be held at The Walter Reade Theater at Lincoln Center, 165 W. 65th Street (between Amsterdam Avenue and Broadway), New York City, at 9:30 a.m., local time, on Wednesday, May 17, 2000, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

ELECTION OF DIRECTORS: NOMINEES:

01. Tom H. Barrett    02. David L. Call    03. James B. Farley

04. Samuel J. Foti    05. Jane C. Pfeiffer

(Shares cannot be voted unless this proxy form is signed and returned, the proxy is submitted by telephone or over the Internet, the shares are voted in person, or other arrangements are made to have the shares represented at the meeting.)

COMMENTS/CHANGE OF ADDRESS (Please mark the box on the reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                              THE MONY GROUP INC.
                         Annual Meeting of Shareholders
                             Wednesday, May 17, 2000
                                    9:30 a.m.
                            The Walter Reade Theater
                      at Lincoln Center, 165 W. 65th Street
                     (between Amsterdam Avenue and Broadway)
                            New York, New York 10023